EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Community Bancorp. of our report dated March 26, 2009, with respect to the consolidated financial statements of Community Bancorp. and Subsidiary included in the Annual Report on Form 10-K, as amended on Form 10-K/A of Community Bancorp., for the year ended December 31, 2008, and to the reference to our firm under the caption “EXPERTS” in the prospectus included in the Registration Statement.

/s/ Berry, Dunn, McNeil & Parker

July 29, 2009

Portland, Maine

VT Reg. No. 92-0000278